EXHIBIT 2.1

                 PLAN OF REORGANIZATION AND AGREEMENT OF MERGER


         This PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (hereinafter called the "Merger Agreement") is made as of September ___, 1999, by and among New Visual Entertainment, Inc., a Utah corporation ("Parent"), Astounding Acquisition Corporation, a Delaware corporation (hereinafter called "Merger Sub") and Astounding.com, Inc., a Delaware corporation (hereinafter called the "Company" or "Surviving Company").

                             W I T N E S S E T H:
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         WHEREAS, Parent, Merger Sub and the Company desire to adopt a plan of reorganization resulting in a tax free "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, the Board of Directors of Parent, the Board of Directors and the sole stockholder of Merger Sub and the Board of Directors and stockholders of the Company deem it advisable and to the advantage of said persons that Merger Sub merge with and into the Company (the "Merger") pursuant to the provisions of this Merger Agreement;

         NOW, THEREFORE, the parties do hereby adopt and make themselves respectively parties to the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Merger Sub shall merge with and into the Company in accordance with the following terms, conditions and other provisions:

         1. MERGER. At the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company and the Company shall survive the Merger and shall be the Surviving Company, effective at the date and time when this Merger Agreement is made effective under the laws of the State of Delaware (the "Effective Time").

         2. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Company, as amended and in effect at the Effective Time, shall continue to be the Certificate of Incorporation of the Surviving Company without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of the Company, as amended and in effect at the Effective Time, shall continue to be the Bylaws of the Surviving Company without change or amendment until further amended in accordance with the provisions thereof and applicable law.

         3. DIRECTORS AND OFFICERS. From and after the Effective Time, the Board of Directors of the Surviving Company shall consist of those persons who, immediately prior to the Effective Time, were the Board of Directors of the Company, and they shall hold office until the next annual meeting of the stockholders of the Company and until such time as their successors have been elected and qualified, unless sooner removed, disqualified or deceased. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall hold the offices in the Surviving Company which they then held in the Company, until such time as their respective successors have been elected or appointed and qualified, unless sooner removed, disqualified or deceased.

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         4. SUCCESSION. At the Effective Time, the Company shall succeed to
Merger Sub in the manner of and as more fully set forth in Sections 251 and 259 of the General Corporation Law of the State of Delaware.

         5. CONVERSION OF ASTOUNDING COMMON STOCK.

            (a). Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, Parent, Merger Sub or the Company, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (other than shares held by Merger Sub pursuant to Section 6 hereof) (the "Astounding Common Stock"), shall be canceled and extinguished and be converted into and become exchangeable for ten million (10,000,000) fully paid and nonassessable shares of the common stock, $0.001 par value per share, of Parent ("Parent Common Stock"). Shares of Astounding Common Stock immediately prior to the Effective Time shall thereafter not evidence any interest in the Company but, until surrendered as provided for in paragraph (b) of this Section, subject to the provisions of paragraph (c) of this Section, shall evidence ownership of the number of shares of Parent Common Stock into which the shares of the Company theretofore represented thereby shall have been converted in the Merger.

            (b). After the Effective Time, each former holder of shares of Astounding Common Stock which have been converted into shares of Parent Common Stock in the Merger, upon surrender in proper form to the Parent for cancellation of the certificate or certificates that prior to the Effective Time represented such holder's shares of Astounding Common Stock, shall be entitled to receive one or more certificates representing the shares of Parent Common Stock into which the shares of Astounding Common Stock previously represented by the surrendered certificate or certificates shall have been so converted.

            (c). After the Effective Time, no former holder of shares of Astounding Common Stock shall be entitled to receive any dividend or other distribution payable to holders of shares of Parent Common Stock until such holder surrenders to the Parent, as provided in paragraph (b) of this Section, the certificate or certificates which prior to the Effective Time represented such holder's shares of Astounding Common Stock; provided, however, that upon surrender of such certificate or certificates, there shall be paid to the holder of record of each certificate representing Parent Common Stock issued upon such surrender the amount of dividends or other distributions (without interest) which theretofore have become payable and have not been paid with respect to the number of shares of Parent Common Stock represented by that certificate.

            (d). Notwithstanding perfection by any former Company stockholder who dissents from the Merger of his right to receive payment for his shares of Astounding Common Stock pursuant to applicable law, the shares of Astounding Common Stock held by such former Company stockholder immediately prior to the Effective Time shall be converted in the Merger into shares of Parent Common Stock as provided in paragraph (a) of this Section, which, from and after the making by Company of the required payment therefor, shall be held and disposed of by Company subject to the requirements of applicable law.

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         6. CONVERSION OF MERGER SUB COMMON STOCK. Each share of common stock of
Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, Parent, Merger Sub or the Company be converted into and become one fully paid and nonassessable share of common stock of the Surviving Company.

         7. LEGENDING OF PARENT COMMON STOCK. There shall be placed on all certificates representing the shares of Parent Common Stock issued to the former stockholders of the Company pursuant to this Merger Agreement all appropriate restrictive legends referencing the restrictions imposed by applicable securities laws. Each such stockholder hereby acknowledges and agrees that the Parent Common Stock shall be subject to volume limitations or other restrictions provided in Rule 144 (or any successor provision thereto) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Each such stockholder agrees to comply with any applicable restrictions of Rule 144, and further agrees that he will not offer to sell or otherwise dispose of any of the Parent Common Stock issued to him except pursuant to an effective registration statement or another exemption from the registration requirements of the Securities Act, and in compliance with all applicable requirements of Rule 144. With respect to any such sale or disposition, each such stockholder agrees to furnish to Parent upon request such information as its counsel may deem necessary to ensure that such sale or disposition is made in full compliance with this Agreement, such rule and applicable federal and state securities laws.

         8. AMENDMENT AND TERMINATION. This Merger Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after approval hereof by the stockholders of the Company or Merger Sub, but after such approval, no amendments shall be made which materially adversely affect the rights of the stockholders of the Company or Merger Sub without further approval of such stockholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval hereof by the stockholders of the Company or Merger Sub, by mutual consent of the Boards of Directors of the parties hereto.

         9. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of Merger Sub such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Merger Sub, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Company are fully authorized in the name and on behalf of Merger Sub or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

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         10. CONDITIONS TO THE MERGER. The obligations of the parties under this
Merger Agreement shall be subject to:

            (a) The procurement of all other consents and approvals, and the satisfaction of all other requirements prescribed by law, which are necessary in connection with the Merger;

            (b) Parent shall have received debt or equity financing of at least $1,000,000;

            (c) This Merger Agreement shall have been approved by unanimous written consent of the holders of all shares of Merger Sub and the Company entitled to vote on the matter;

            (d) There shall have been no material adverse change in the financial condition, results of operations, business or assets of either the Company or Parent since the execution of this Merger Agreement; and

            (e) There shall be no pending or threatened action, suit, litigation, complaint, counterclaim, petition or administrative proceeding, whether at law, in equity, in arbitration or otherwise, which could have an adverse effect on the Parent or Company or the operation of Parent's or the Surviving Company's business after the Effective Time or which could prevent or impede the consummation of the Merger or the transactions contemplated hereby.

         11. NEW DIRECTORS. As soon as reasonably practicable after the Effective Time, Parent will use its best efforts to cause its Board of Directors to consist of Ray Willenberg, Jr., Jack D. Robinson and Lilly Beter.

         12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that the laws of the United States of America are applicable.

         13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

         14. ENTIRE AGREEMENT. This Merger Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Merger Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby. This Merger Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

         15. AVAILABILITY OF MERGER AGREEMENT. An executed Plan of Reorganization and Agreement of Merger is on file at the principal place of business of the Company, One Embarcadero Center, Suite 2405, San Francisco, CA 94111, and will be furnished by the Company, on written request and without cost, to any stockholder of the Company.

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         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of Parent, Company and Merger Sub, is hereby executed on behalf of each of said persons by the duly authorized persons whose signatures appear below.


                                        ASTOUNDING.COM, INC.
                                        A Delaware corporation


                                        By:      /s/ Jack D. Robinson
                                        Name:    Jack D. Robinson
                                        Title:   President


                                        ASTOUNDING ACQUISITION CORPORATION
                                        A Delaware corporation

                                        By:      /s/ Ray Willenberg, Jr.
                                                 -----------------------
                                        Name:    Ray Willenberg, Jr.
                                        Title:   President



                                        NEW VISUAL ENTERTAINMENT, INC.
                                        A Utah corporation

                                        By:      /s/ Ray Willenberg, Jr.
                                                 -----------------------
                                        Name:    Ray Willenberg, Jr.
                                        Title:   President


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